EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-60966, 333-127459, 333-129094, 333-127702 and 333-136788 on Form S-3, Post Effective Amendment No. 3 to Registration Statement No. 33-29147 on Form S-8, Registration Statement Nos. 333-102812, 333-118324, 33-66488 and 33-72582 on Form S-8, Post Effective Amendment No. 1 to Registration Statement Nos. 33-46773 and 33-87974 on Form S-8, Amendment No. 1 to Registration Statement No. 333-32433 on Form S-4, Amendment No. 1 to Registration Statement Nos. 333-80377 and 333-80377-1 on Form S-3, and Amendment No. 2 to Registration Statement Nos. 333-85612 and 333-85612-01 on Form S-3, of our report on the consolidated financial statements and financial statement schedules dated February 28, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of a new accounting pronouncement effective December 31, 2006) and of our report on internal control over financial reporting dated February 28, 2007 (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of material weaknesses), appearing in this Annual Report on Form 10-K of Duquesne Light Holdings, Inc. for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP

Pittsburgh, Pennsylvania

February 28, 2007